UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 10, 2002

                               Capital Dome, Inc.
             (Exact name of registrant as specified in its charter)


           Colorado                    000-33245                  84-1493156
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)               File Number)           Identification No.)


2005 East 7th Place, Tulsa, Oklahoma                                74104
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code: (918) 582-1226


                7899 West Frost Drive, Littleton, Colorado 80128
          (Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

     On September 10, 2002, Capital Dome, Inc. (the "Company"), Corporate Management Services, Inc. ("CMSI"), and Plexus-Plastic Corp. ("Plexus") entered into an Agreement for the Purchase of Common Stock pursuant to which CMSI, on September 16, 2002, sold 800,000 shares of the common stock of the Company to Plexus for $40,000. The funds for the purchase price came from the working capital funds of Plexus.

     Prior to this transaction there was no relationship between Plexus and the Company or CMSI nor did Plexus own any securities of the Company. Plexus now owns approximately 65% of the issued and outstanding shares of the Company and CMSI will continue to own approximately 16% of the Company's issued and outstanding shares.

     As part of this transaction, on September 16, 2002, the number of directors on the Company's Board was increased to three and Mr. Wayne Ford and Brandon Tipton, the President and Vice President, respectively, of Plexus were appointed as members of the Board of Directors. On September 17, 2002, Mr. George Andrews resigned as a director of the Company and as the sole officer of the Company, Mr. Wayne Ford was appointed as the President of the Company, Mr. Brandon Tipton was appointed as the Vice President of the Company, and Mr. Samuel Slavens was appointed as a member of the Board.

Item 7(c). Exhibits

     10.1 Agreement for the Purchase of Common Stock dated as of September 10, 2002, and effective as of September 16, 2002, by and between Corporate Management Services, Inc., Capital Dome, Inc. and Plexus-Plastic Corp.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 17, 2002                   CAPITAL DOME, INC.


                                            By: /s/ Wayne Ford
                                            ------------------
                                            Wayne Ford, President